Exhibit 99.1.1

CONTACTS:

Brian Turcotte

Investor Relations

561-438-3657

Brian.Turcotte@officedepot.com

Brian Levine

Public Relations

561-438-2895

Brian.Levine@officedepot.com

OFFICE DEPOT ISSUES SECOND QUARTER PRELIMINARY OUTLOOK

Delray Beach, Fla., July 8, 2008 – Office Depot, Inc. (NYSE:ODP), a leading global provider of office products and services, announced today that it continued to be negatively impacted by the challenging economic environment in the second quarter of 2008.

As a result of additional pressure from weakening business conditions in the second quarter, North American Retail same store sales decreased nearly 10 percent versus the prior year and total Company sales were down slightly. The Company anticipates its EBIT margin to have declined for the second quarter by 200 basis points more than the 200 to 250 basis point decline previously indicated on a year-over-year basis as sales trends worsened late in the quarter.

Office Depot said it is disappointed with these preliminary results driven by a very difficult business environment, but it continues to press ahead with the implementation of its strategic plans and margin expansion initiatives. While the Company anticipates the economic environment to be difficult over the balance of the year, it expects its profit margins to improve sequentially in the third and fourth quarters.

Office Depot is scheduled to release earnings for the second-quarter 2008 fiscal period ending June 28, on Wednesday, July 30, 2008, and host a webcast to discuss earnings at 9:00 a.m. Eastern Time.

To listen via webcast, please visit Office Depot’s Investor Relations Web site at http://investor.officedepot.com. A replay of the webcast and a copy of the presentation will also be available on the website.

Office Depot observes a quiet period which commenced June 28, 2008, and extends to the date on which it releases earnings, during which period the Company does not have discussions with the investment community.

About Office Depot

Every day, Office Depot is Taking Care of Business for millions of customers around the globe. For the local corner store as well as Fortune 500 companies, Office Depot provides products and services to its customers through more than 1,600 worldwide retail stores, a dedicated sales force, top-rated catalogs and a $4.9 billion e-commerce operation. Office Depot has annual sales of approximately $15.5 billion, and employs about 49,000 associates around the world. The Company provides more office products and services to more customers in more countries than any other company, and currently sells to customers directly or through affiliates in 44 countries.

Office Depot’s common stock is listed on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index. Additional press information can be found at: http://mediarelations.officedepot.com.